6 Chesterfield Gardens London, England W1J 5BQ www.valaris.com	Press Release

Valaris plc Reports Third Quarter 2019 Results

London, England, October 30, 2019 … Valaris plc (NYSE: VAL) (“Valaris” or the “Company”) today reported a net loss attributable to the Company of $197 million, or $1.00 per share, for third quarter 2019 compared to net income of $406 million, or $2.09 per share, in second quarter 2019. The Company reported adjusted EBITDA of $35 million in third quarter 2019 compared to $59 million in second quarter 2019, and an adjusted loss of $1.27 per share in third quarter 2019 versus an adjusted loss of $1.32 per share in the prior quarter.

Chief Executive Officer and President Tom Burke said, “Since closing our merger six months ago, we have focused a considerable amount of attention on executing our detailed integration plan, including our commitment to deliver annual synergies of $165 million from the combination. I am pleased to report that integration is going extremely well and annual run rate synergies were ahead of schedule having reached approximately $115 million by the end of the third quarter. In addition to these synergies, we are evaluating further initiatives that would increase efficiencies and benefit operating cash flow in the future.”

Burke concluded, “Over the past three months, we have added approximately $415 million to our contracted revenue backlog, reflecting the success of our team's efforts to win work for our rig fleet despite challenging market conditions. These contract awards and extensions also demonstrate the recent increase in customer activity for future offshore projects, particularly for deepwater work beginning in mid-2020 and beyond. We believe that our fleet of highest-specification drillships, versatile semisubmersibles and modern jackups provides us with the capabilities to meet a variety of customers' offshore drilling requirements, and positions us well for additional opportunities to add backlog.”

Third Quarter Results

Revenues declined to $551 million in third quarter 2019 from $584 million in the prior quarter primarily due to lower utilization in the Floaters and Jackups segments as 12 rigs completed contracts, which was partially offset by six rigs commencing new contracts. The average day rate for the fleet declined to $106,000 from $110,000 in the prior quarter mostly due to lower average day rates in the Floaters segment.

Contract drilling expense declined to $497 million in third quarter 2019 from $500 million in the prior quarter due to $8 million of merger transaction costs in third quarter 2019 compared to $12 million in the second quarter. Adjusted for merger transaction costs noted above, contract drilling expense of $488 million was unchanged on a sequential quarter basis as lower contract preparation costs were offset by an $11 million quarter-over-quarter increase in mobilization costs primarily due to moving VALARIS JU-292 and VALARIS JU-117 in advance of each rig beginning a new contract.

Third quarter 2019 results included a non-cash asset impairment charge of $88 million related to VALARIS 5006, which has been classified as held-for-sale and is expected to be retired from the global drilling fleet. Second quarter 2019 results included a $3 million lease impairment charge.

Depreciation expense increased to $163 million in third quarter 2019 from $158 million in the second quarter due to a full quarter of depreciation for the legacy Rowan rigs and the addition of VALARIS JU-123 to the active fleet during the third quarter.

General and administrative expense declined to $36 million from $81 million in the prior quarter mostly due to $8 million of merger transaction costs in third quarter 2019 compared to $48 million in the second quarter. Adjusted for merger transaction costs noted above, general and administrative expense declined by $5 million primarily due to lower personnel costs resulting from merger synergies.

Other income was $40 million in third quarter 2019 compared to $597 million in the second quarter. The sequential quarter comparison was influenced by a $194 million gain in third quarter 2019 resulting from the repurchase of $952 million aggregate principal amount of senior notes. Additionally, there was a $53 million loss in third quarter 2019 from an adjustment to bargain purchase gain related to the merger compared to a $713 million bargain purchase gain in the second quarter. The adjustment to bargain purchase gain reflects changes in the estimated fair values of certain assets and liabilities, primarily related to long-lived assets, deferred income taxes and uncertain tax positions. Interest expense in third quarter 2019 was $114 million, net of $6 million of interest that was capitalized, compared to interest expense of $118 million in second quarter 2019, net of $8 million of interest that was capitalized. This sequential quarter decline was due to interest savings from the debt repurchase noted above, partially offset by lower capitalized interest due to VALARIS JU-123 joining the active fleet.

Tax expense declined to $2 million in third quarter 2019 from $33 million in the prior quarter. The third quarter 2019 tax provision included $18 million of discrete tax benefit mostly due to the impairment charge noted above, compared to $1 million of discrete tax benefit in second quarter 2019.

Segment Highlights

Floaters
Floater revenues declined to $270 million in third quarter 2019 from $296 million in the prior quarter. The sequential quarter decline was primarily due to VALARIS 8504, VALARIS DS-4 and VALARIS DPS-1 completing contracts during the third quarter, partially offset by a full quarter of operations for VALARIS DS-9, VALARIS DS-7 and VALARIS DS-15. Average day rates declined to $215,000 from $218,000 in the second quarter and utilization declined by five percentage points to 48%. Adjusted for uncontracted rigs and planned downtime, operational utilization was 94% compared to 98% in the prior quarter.

Contract drilling expense increased to $250 million from $249 million in second quarter 2019 primarily due to a full quarter of operations for three drillships that began contracts in the prior-quarter period, which was partially offset by reduced costs for rigs that recently completed contracts as noted above.

Jackups
Jackup revenues declined to $218 million in third quarter 2019 from $229 million in the prior quarter primarily due to fewer rig operating days as several rigs experienced idle periods between contracts including VALARIS JU-290, VALARIS JU-292 and VALARIS JU-107. This was partially offset by VALARIS JU-123 commencing its maiden contract as well as new contracts starting for VALARIS JU-100 and VALARIS JU-117 in the third quarter. Average day rates were $78,000, consistent with the prior quarter, while utilization declined by four percentage points to 65%. Adjusted for uncontracted rigs and planned downtime, operational utilization was 99%, equal to the second quarter.

Contract drilling expense increased to $214 million in third quarter 2019 from $212 million in the second quarter due to mobilization costs noted above that were partially offset by lower contract preparation costs.

ARO Drilling
ARO Drilling is a non-consolidated joint venture between Valaris and Saudi Aramco to own, manage and operate drilling rigs. Revenues increased to $138 million in third quarter 2019 from $124 million in the prior quarter and contract drilling expense increased to $93 million from $79 million. These sequential quarter increases were mostly due to ARO Drilling's financial results for the second quarter reflecting operations only from the merger closing date on April 11, 2019. Valaris accounts for its 50% interest in ARO Drilling using the equity method of accounting and only recognizes its portion of ARO Drilling's net income, which is included in equity earnings of ARO Drilling in our condensed consolidated statements of operations. Valaris recognized a loss of $3.7 million in third quarter 2019 compared to earnings of $0.6 million in second quarter 2019 due to the effect of acquisition accounting and the resulting amortization of basis differences that arose from the fair value adjustment of our investment in ARO Drilling. Excluding the effect of this non-cash amortization, Valaris' share of ARO Drilling's net income included in equity earnings of ARO Drilling was $5.1 million and $8.4 million in third quarter and second quarter 2019, respectively.

Other
Other is composed of ARO Drilling reimbursable and leased revenue as well as revenue from managed drilling rigs. Revenues increased to $64 million from $59 million in the prior quarter mostly due to a full quarter of remibursable and leased revenue from ARO Drilling following the completion of the merger during the second quarter. Third quarter 2019 revenues included $23 million of ARO Drilling reimbursables, $20 million of ARO Drilling leased revenue and $21 million for managed rigs. Contract drilling expense declined to $33 million from $39 million in second quarter 2019 primarily due to contract preparation costs in the second quarter for two rigs prior to commencing contracts with ARO Drilling.

(in millions of $,	Floaters			Jackups			ARO Drilling			Other			Reconciling Items		Consolidated Total
except %)	Q3	Q2		Q3	Q2		Q3	Q2		Q3	Q2		Q3	Q2	Q3	Q2
	2019	2019	Chg	2019	2019	Chg	2019	2019	Chg	2019	2019	Chg	2019	2019	2019	2019	Chg

Revenues	269.8	295.6	(9)%	217.8	229.2	(5)%	138.4	123.8	12%	63.7	59.1	8%	(138.4)	(123.8)	551.3	583.9	(6)%
Operating expenses
Contract drilling	250.3	249.2	0.4%	213.5	212.2	1%	92.7	78.9	17%	32.7	38.9	(16)%	(92.7)	(78.9)	496.5	500.3	(1)%
Impairment	88.2	—	—%	—	—	—%	—	—	—%	—	—	—%	—	2.5	88.2	2.5	nm
Depreciation	98.1	98.4	(0.3)%	59.0	55.5	6%	14.6	12.4	18%	—	—	—%	(8.7)	(8.4)	163.0	157.9	3%
General and admin.	—	—	—%	—	—	—%	8.8	5.3	66%	—	—	—%	27.3	75.9	36.1	81.2	(56)%
Equity in earnings of ARO	—	—	—%	—	—	—%	—	—	—	—	—	—%	(3.7)	0.6	(3.7)	0.6	—%
Operating income (loss)	(166.8)	(52.0)	221%	(54.7)	(38.5)	42.1%	22.3	27.2	(18)%	31.0	20.2	53%	(68.0)	(114.3)	(236.2)	(157.4)	50%

Financial Position — September 30, 2019
•$2.3 billion of contracted revenue backlog excluding bonus opportunities
•$1.6 billion of liquidity
•$0.1 billion of cash
•$1.5 billion available revolving credit facility
•$6.7 billion of total debt(1)
•$9.5 billion of Valaris shareholders' equity
(1) Reflects principal value of debt outstanding and balance drawn on revolving credit facility

Valaris will conduct a conference call to discuss third quarter 2019 results at 9:00 a.m. CDT (10:00 a.m. EDT and 2:00 p.m. London) on Thursday, October 31, 2019. The call will be webcast live at www.valaris.com. Alternatively, callers may dial 1-855-239-3215 within the United States or +1-412-542-4130 from outside the U.S. Please ask for the Valaris conference call. It is recommended that participants call approximately 10 minutes ahead of the scheduled start time.

A webcast replay and transcript of the call will be available at www.valaris.com. A replay will also be available through December 1, 2019 by dialing 1-877-344-7529 within the United States or +1-412-317-0088 from outside the U.S. (conference ID 10135944).

Valaris plc (NYSE: VAL) is the industry leader in offshore drilling services across all water depths and geographies. Operating a high-quality rig fleet of ultra-deepwater drillships, versatile semisubmersibles and modern shallow-water jackups, Valaris has experience operating in nearly every major offshore basin. With an unwavering commitment to safety and operational excellence, and a focus on technology and innovation, Valaris was rated first in total customer satisfaction in the latest independent survey by EnergyPoint Research - the ninth consecutive year that the Company has earned this distinction. Valaris plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ. To learn more, visit our website at www.valaris.com.

Forward-Looking Statements

Statements contained in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include words or phrases such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and similar words and specifically include statements involving expected financial performance; effective tax rates, day rates and backlog; estimated rig availability; rig commitments and contracts; contract duration, status, terms and other contract commitments; letters of intent; scheduled delivery dates for rigs; the timing of delivery, mobilization, contract commencement, relocation or other movement of rigs; our intent to sell or scrap rigs; and general market, business and industry conditions, trends and outlook. In addition, statements included in this press release regarding the anticipated benefits, opportunities, synergies and effects of the merger between Ensco and Rowan are forward-looking statements. The forward-looking statements contained in this press release are subject to numerous risks, uncertainties and assumptions that may cause actual results to vary materially from those indicated, including actions by regulatory authorities, rating agencies or other third parties; actions by our security holders; costs and difficulties related to the integration of Ensco and Rowan and the related impact on our financial results and performance; our ability to repay debt and the timing thereof; availability and terms of any financing; commodity price fluctuations, customer demand, new rig supply, downtime and other risks associated with offshore rig operations, relocations, severe weather or hurricanes; changes in worldwide rig supply and demand, competition and technology; future levels of offshore drilling activity; governmental action, civil unrest and political and economic uncertainties; terrorism, piracy and military action; risks inherent to shipyard rig construction, repair, maintenance or enhancement; possible cancellation, suspension or termination of drilling contracts as a result of mechanical difficulties, performance, customer finances, the decline or the perceived risk of a further decline in oil and/or natural gas prices, or other reasons, including terminations for convenience (without cause); our ability to enter into, and the terms of, future drilling contracts; any failure to execute definitive contracts following announcements of letters of intent, letters of award or other expected work commitments; the outcome of litigation, legal proceedings, investigations or other claims or contract disputes; governmental regulatory, legislative and permitting requirements affecting drilling operations; our ability to attract and retain skilled personnel on commercially reasonable terms; environmental or other liabilities, risks or losses; debt restrictions that may limit our liquidity and flexibility; and cybersecurity risks and threats. In addition to the numerous factors described above, you should also carefully read and consider “Item 1A. Risk Factors” in Part I and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II of our most recent annual report on Form 10-K, as updated in our subsequent quarterly reports on Form 10-Q, which are available on the SEC’s website at www.sec.gov or on the Investor Relations section of our website at www.valaris.com. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements, except as required by law.

Investor & Media Contacts:  Nick Georgas
Senior Director - Investor Relations and Communications
713-430-4607

Tim Richardson
Manager - Investor Relations
713-430-4490

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended
	September 30, 2019	June 30, 2019

OPERATING REVENUES	$551.3	$583.9

OPERATING EXPENSES
Contract drilling (exclusive of depreciation)	496.5	500.3
Loss on impairment	88.2	2.5
Depreciation	163.0	157.9
General and administrative	36.1	81.2
Total operating expenses	783.8	741.9
EQUITY IN EARNINGS OF ARO DRILLING	(3.7)	0.6
OPERATING LOSS	(236.2)	(157.4)

OTHER INCOME (EXPENSE)
Interest income	6.7	11.9
Interest expense, net	(113.9)	(118.3)
Other, net	147.4	703.7
	40.2	597.3

INCOME (LOSS) BEFORE INCOME TAXES	(196.0)	439.9

PROVISION FOR INCOME TAXES	1.5	32.6

NET INCOME (LOSS)	(197.5)	407.3

NET (INCOME) LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	0.4	(1.8)

NET INCOME (LOSS) ATTRIBUTABLE TO VALARIS	$(197.1)	$405.5

LOSS PER SHARE - BASIC AND DILUTED	$(1.00)	$2.09
WEIGHTED-AVERAGE SHARES OUTSTANDING - BASIC AND DILUTED	197.6	188.6

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)

	September 30, 2019	December 31,
	2019	2018
	(unaudited)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$129.5	$275.1
Short-term investments	—	329.0
Accounts receivable, net	567.0	344.7
Other current assets	487.5	360.9
Total current assets	1,184.0	1,309.7

PROPERTY AND EQUIPMENT, NET	15,250.7	12,616.2

LONG-TERM NOTES RECEIVABLE FROM ARO DRILLING	452.9	—

INVESTMENT IN ARO DRILLING	138.2	—

OTHER ASSETS	204.8	97.8
	$17,230.6	$14,023.7

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt	$125.5	$—
Current liabilities	734.1	528.5
TOTAL CURRENT LIABILITIES	859.6	528.5

LONG-TERM DEBT	6,042.3	5,010.4

OTHER LIABILITIES	798.2	396.0

TOTAL EQUITY	9,530.5	8,088.8
	$17,230.6	$14,023.7

VALARIS PLC AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(unaudited)

	Nine Months Ended
	September 30,
	2019	2018

OPERATING ACTIVITIES
Net income (loss)	$21.8	$(433.5)
Adjustments to reconcile net income (loss) to net cash used in operating activities of continuing operations:
Gain on bargain purchase	(659.8)	(1.8)
Depreciation expense	445.9	356.5
(Gain) loss on debt extinguishment	(194.1)	19.0
Loss on impairment	90.7	—
Share-based compensation expense	28.7	21.6
Amortization, net	(18.1)	(30.7)
Deferred income tax expense (benefit)	(3.8)	44.9
Contributions to pension plans	(8.0)	—
Equity in earnings of ARO Drilling	3.1	—
Loss from discontinued operations, net	—	8.1
Other	13.4	(5.3)
Changes in operating assets and liabilities	(147.3)	(61.0)
Net cash used in operating activities of continuing operations	(427.5)	(82.2)
INVESTING ACTIVITIES
Rowan cash acquired	931.9	—
Maturities of short-term investments	474.0	675.0
Additions to property and equipment	(174.2)	(378.7)
Purchases of short-term investments	(145.0)	(669.0)
Other	4.9	10.0
Net cash provided by (used in) investing activities of continuing operations	1,091.6	(362.7)
FINANCING ACTIVITIES
Reduction of long-term borrowings	(928.1)	(771.2)
Borrowings on credit facility	175.0	—
Repayments of credit facility borrowings	(34.4)	—
Debt solicitation fees	(9.4)	—
Cash dividends paid	(4.5)	(13.4)
Proceeds from issuance of senior notes	—	1,000.0
Debt issuance costs	—	(17.0)
Other	(7.7)	(4.7)
Net cash provided by (used in) financing activities	(809.1)	193.7
Net cash provided by discontinued operations	—	2.5
Effect of exchange rate changes on cash and cash equivalents	(.6)	(.7)
DECREASE IN CASH AND CASH EQUIVALENTS	(145.6)	(249.4)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	275.1	445.4
CASH AND CASH EQUIVALENTS, END OF PERIOD	$129.5	$196.0

VALARIS PLC AND SUBSIDIARIES
OPERATING STATISTICS
(Unaudited)

	Third Quarter		Second Quarter
	2019	2018	2019

Rig Utilization(1)

Floaters	48%	46%	53%
Jackups	65%	66%	69%
Other(2)	100%	100%	100%

Total	64%	59%	67%

ARO Drilling	89%	—	97%

Average Day Rates(3)

Floaters	$215,157	$239,196	$218,339
Jackups	77,888	79,921	78,229
Other(2)	47,553	80,458	50,347

Total	$106,157	$132,348	$110,063

ARO Drilling	$109,862	$—	$112,906

(1) Rig utilization is derived by dividing the number of days under contract by the number of days in the period. Days under contract equals the total number of days that rigs have earned and recognized day rate revenue, including days associated with early contract terminations, compensated downtime and mobilizations. When revenue is earned but is deferred and amortized over a future period, for example when a rig earns revenue while mobilizing to commence a new contract or while being upgraded in a shipyard, the related days are excluded from days under contract.
For newly-constructed or acquired rigs, the number of days in the period begins upon commencement of drilling operations for rigs with a contract or when the rig becomes available for drilling operations for rigs without a contract.
(2) Includes our two management services contracts and our nine rigs leased to ARO Drilling under bareboat charter contracts (one of which commenced drilling operations during the fourth quarter of 2019).

(3) Average day rates are derived by dividing contract drilling revenues, adjusted to exclude certain types of non-recurring reimbursable revenues, lump-sum revenues and revenues attributable to amortization of drilling contract intangibles, by the aggregate number of contract days, adjusted to exclude contract days associated with certain mobilizations, demobilizations, shipyard contracts and standby contracts.

ARO DRILLING
CONDENSED BALANCE SHEET INFORMATION
(In millions)
(Unaudited)

September 30, 2019
Current assets	$452.8
Non-current assets	887.1
Total assets	$1,339.9

Current liabilities	$232.4
Non-current liabilities	1,021.7
Total liabilities	$1,254.1

Non-GAAP Financial Measures (Unaudited)
To supplement Valaris condensed consolidated financial statements presented on a GAAP basis, this press release provides investors with adjusted loss per share and adjusted EBITDA, which are non-GAAP measures.
We believe that adjusted loss per share provides meaningful supplemental information regarding the company's performance by excluding certain charges that may not be indicative of Valaris ongoing operating results. This allows investors and others to better compare financial results across accounting periods and to those of peer companies, and to better understand the long-term performance of our business.
Valaris defines "Adjusted EBITDA" as net income (loss) before income (loss) from discontinued operations, other income (expense), income tax expense (benefit), interest expense, depreciation, amortization, loss on impairment, equity in earnings of ARO Drilling, (gain) loss on asset disposals, transaction costs and significant non-recurring items. Adjusted EBITDA is a non-GAAP measure that our management uses to facilitate period-to-period comparisons of our core operating performance and to evaluate our long-term financial performance against that of our peers. We believe that this measure is useful to investors and analysts in allowing for greater transparency of our core operating performance and makes it easier to compare our results with those of other companies within our industry. Adjusted EBITDA should not be considered (a) in isolation of, or as a substitute for, net income (loss), (b) as an indication of cash flows from operating activities or (c) as a measure of liquidity. Adjusted EBITDA may not be comparable to other similarly titled measures reported by other companies.
Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures prepared in accordance with GAAP.

Adjusted Loss Per Share
The table below reconciles earnings (loss) per share, as calculated in accordance with GAAP, to adjusted loss per share for the quarters ended September 30, 2019 and June 30, 2019. Adjusted loss per share excludes the gain on debt repurchases, impairment expense, bargain purchase adjustment (gain), discrete tax items, transaction costs related to the Valaris merger and debt solicitation fees. Immediately following the completion of the Valaris merger, every four existing Class A ordinary shares were consolidated into one Class A ordinary share (the "Reverse Stock Split"). All per share data below has been retroactively adjusted to reflect the Reverse Stock Split.

EARNINGS (LOSS) PER SHARE RECONCILIATION:	Three Months Ended
	September 30, 2019		June 30, 2019
	Net Income (Loss) attributable to Valaris shares(1)	Earnings (loss) per share	Net Income (Loss) attributable to Valaris shares(1)	Earnings (Loss) per share
GAAP	$(197.1)	$(1.00)	$393.4	$2.09
Adjustments:
Gain on debt repurchases	(194.1)	(0.98)	—	—
Impairment expense	88.2	0.45	2.5	0.01
Bargain purchase adjustment (gain) (2)	53.0	0.27	(712.8)	(3.78)
Discrete tax items	(18.4)	(0.09)	(1.2)	(0.01)
Transaction costs	16.0	0.08	60.1	0.32
Debt solicitation fees	—	—	8.9	0.05
Adjusted	$(252.4)	$(1.27)	$(249.1)	$(1.32)

(1) Net income (loss) attributable to Valaris shares is adjusted for net income allocated to participating securities under the two-class method of $12.1 million for the three-month period ended June 30, 2019. No income was allocated to participating securities under the two-class method for the three-month period ended September 30, 2019. Net income (loss) attributable to Valaris shares excludes (income) loss attributable to noncontrolling interest of $0.4 million and $(1.8) million for the three-month periods ended September 30, 2019 and June 30, 2019, respectively.
(2) The bargain purchase adjustment recognized during third quarter 2019 is comprised of measurement period adjustments related to purchase accounting for the Valaris merger.

Reconciliation of Net Income (loss) to Adjusted EBITDA
A reconciliation of net Income (loss) as reported to adjusted EBITDA for the quarters ended September 30, 2019 and June 30, 2019 is included in the tables below (in millions):

	Three Months Ended
	September 30, 2019	June 30, 2019

Net income (loss)	$(197.5)	$407.3
Add (subtract):
Income tax expense	1.5	32.6
Interest expense	113.9	118.3
Other (income) expense	(154.1)	(715.6)
Operating loss	(236.2)	(157.4)
Add (subtract):
Depreciation expense	163.0	157.9
Amortization, net (1)	(0.8)	(2.8)
Loss on impairment	88.2	2.5
Equity in earnings of ARO Drilling	3.7	(0.6)
(Gain) loss on asset disposals	1.2	(0.7)
Transaction costs	16.0	60.1
Adjusted EBITDA	$35.1	$59.0
(1)Amortization, net, includes amortization during the indicated period for deferred mobilization revenues and costs, deferred capital upgrade revenues, deferred certification costs, intangible amortization and other amortization.